EXHIBIT 15.9



Deloitte Touche Tohmatsu
Av. Presidente Wilson, 231 - No. 22
20030-021 - Rio de Janeiro - RJ
Brasil

Telefono: (21) 2524-1281                                            Deloitte
Fac-simile: (21) 2220-3875                                          Touche
www.deloitte.com.br                                                 Tohmatsu


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


Commissioners:

We are aware that our report dated April 19, 2002 on our review of interim financial information of Companhia Nipo-Brasileira de Pelotizacao - NIBRASCO as of March 31, 2002 and 2001, and for the three-month periods then ended, is incorporated by reference in the Amendment No. 1 to the Registration Statement on Form F-4 filed by Vale Overseas Limited and Companhia Vale do Rio Doce (Registration No. 333-84696-01).


Yours very truly,

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Independent Auditors
Rio de Janeiro, Brazil, July 11, 2002